EXHIBIT 99.1
Andrew Corporation
10500 West 153rd Street, Orland Park, IL USA 60462   Tel: 708-349-3300   www.andrew.com

Investor Contact:
Scott Malchow
1-708-873-8515
Media Contact:
Rick Aspan, APR
1-708-349-5166
publicrelations@andrew.com
Andrea Zopp Elected to Andrew Board of Directors
ORLAND PARK, IL, September 1, 2005—Andrea L. Zopp, senior vice president and general counsel of Sears Holding Corporation, has been elected to the Andrew Corporation board of directors, effective September 1.
Zopp, 48, is Andrew’s 10th board member and qualifies as an independent director. She is the second new member elected to Andrew’s board in 2005.
“Andy is a great addition to our board,” said Andrew Chairman Chuck Nicholas. “With her outstanding experience in both the public and private sectors, she will make significant contributions to our company and in her service on the board’s corporate governance and compensation and human resources committees.”
Zopp was vice president and deputy general counsel of Sara Lee Corporation prior to joining Sears in 2003. Previously, she was a partner in the litigation department at Sonnenschein Nath & Rosenthal, Chicago and earlier served with the Cook County (Ill.) State’s Attorney’s Office as first assistant state’s attorney. She also served as a partner in the litigation department of McDermott, Will & Emery and as deputy chief, Criminal Litigation Division, U.S. Attorney’s Office.
She is a member of several professional and civic organizations, and serves on the board of trustees of the National Urban League and the boards of directors of the Chicago Area Project, the Heartland Alliance, and Sears Canada Inc. She earned her bachelor’s degree in history and science and her juris doctorate degree from Harvard University.
About Andrew Corporation
Andrew Corporation (NASDAQ: ANDW) designs, manufactures, and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.
ENDS

One Company. A World of Solutions.

Forward Looking Statements
Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.
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One Company. A World of Solutions.